Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2021, in the Registration Statement on Form S-1 and related Prospectus of ACV Auctions Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

February 26, 2021